FOAMEX INTERNATIONAL INC.

2007 MANAGEMENT INCENTIVE PLAN

EFFECTIVE FEBRUARY 12, 2007

1.	Purpose of the Plan

The purposes of the Plan are:

(a)          To encourage ownership by key employees, non-employee directors and consultants of the Group of stock of the Company, so that such persons will have a proprietary interest in the performance of the Company;

(b)          To provide an incentive for such employees, non-employee directors and consultants to expand and improve the growth and prosperity of the Group; and

(c)          To assist the Group in attracting and retaining key employees, non-employee directors and consultants.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

“Award Agreement” shall have the meaning ascribed to such term in Section 5 of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” shall mean a standing or ad hoc committee of members of the Board, consisting of at least two members, as described in Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

“Company” shall mean Foamex International Inc.

“Consultant” shall mean any natural person providing bona fide services to the Company, which services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

“Director” shall mean a member of the Board who is not at the time of reference an employee of the Group.

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“Employee” shall mean an employee of the Group.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fair Market Value” of a share of Common Stock with respect to any day shall be (i) if the Common Stock is listed on a national securities exchange, the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or, if not so reported, then on the last preceding date on which a sale was so reported, (ii) if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System, then the average of the closing bid and ask prices on such day, or, if there was no such sale on that date, then on the last preceding date on which such sale was reported, or (iii) if the Common Stock is not so listed or reported, an amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately and computed in accordance with applicable regulations under the Internal Revenue Service.

“Group” shall mean the Company and its Subsidiaries.

“Incentive Award” means one or more Stock Incentive Awards and Cash Incentive Awards, collectively.

“Incentive Pool” means an amount available to be paid to one or more Participants as Performance-Based Compensation, which amount is determined in accordance with Section 162(m) of the Code.

“Option” shall mean a stock option to purchase shares of Common Stock of the Company granted to a Participant pursuant to Section 6 of the Plan.

“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

“Participant” shall mean a Director, Employee or Consultant designated by the Committee as eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such individual, his or her successors, heirs, executors, administrators, and assigns, as the case may be.

“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

“Performance Measures” means such measures as are described in Section 9 of the Plan on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

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“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award or Incentive Pool.

“Person” shall mean a “person” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Plan” shall mean this Foamex International Inc. Management Incentive Plan, as it may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

“Subsidiary” shall mean any Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Target Award” means a Cash Incentive Award of a specific dollar amount or portion of an Incentive Pool, determined by the Committee, pursuant to Performance Measures as described in Section 9.

3. Stock Subject to the Plan

(a)	In General

Subject to adjustment as provided in Section 10 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued in connection with Stock Incentive Awards granted under the Plan shall not exceed 9.3 million shares of Common Stock in the aggregate. All of such shares may be issued in connection with Options and stock appreciation rights, subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock that may be issued in connection with Stock Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence, if any Stock Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with any Stock Incentive Award only the shares issued (if any), net of

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the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Group, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Group in payment of any obligation in connection with any Stock Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. In addition, if the Group uses cash received by the Group in payment of the exercise price or purchase price in connection with any Stock Incentive Award granted pursuant to the Plan to repurchase shares of Common Stock from any Participant, the shares so repurchased will be added to the aggregate number of shares available for issuance under the Plan. For purposes of the preceding sentence, shares of Common Stock repurchased by the Group shall be deemed to have been repurchased using such funds only to the extent that such funds have actually been previously received by the Group and that the Group promptly designates in its books and records that such repurchase was paid for with such funds.

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Stock Incentive Awards granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 3.0 million shares. All of such Stock Incentive Awards may be Options and stock appreciation rights. The amount payable to any Participant with respect to any fiscal year of the Company for all Cash Incentive Awards for which the Performance Period is not longer than one year shall not exceed $5.0 million. The amount payable to any Participant with respect to any fiscal year for all Cash Incentive Awards for which the Performance Period is longer than one fiscal year shall not exceed $5.0 million per fiscal year (including a pro rata portion for any portion of a fiscal year). For purposes of the preceding sentences, the phrase “amount payable with respect to any fiscal year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a fiscal year, disregarding any deferral pursuant to the terms of a deferred compensation plan unless the terms of the deferral are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

(b)	Prohibition on Substitutions and Repricings

In no event shall any new Stock Incentive Awards be issued in substitution for outstanding Stock Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Stock Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

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4.	Administration of the Plan

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons. The Committee shall, consistent with the terms of the Plan, from time to time designate those Employees, Consultants and Directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a committee consisting of one or more Directors to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify. In addition, the Board may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, to the extent not inconsistent with any applicable Award Agreement or any employment agreement provisions, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award, (iv) provide for the payment of dividends or dividend equivalents with respect to any Stock Incentive Award, or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform such Incentive Award to, or required to satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively; provided, that, the Committee shall not have any authority described in clauses (i) through (v) above (a) to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code or (b) to the extent that the exercise of any such authority would

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impair the rights of the holder or beneficiary of any Incentive Award unless the Committee obtains the express written consent of the affected holder or beneficiary of the Incentive Award.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other Director, Employee or Consultant to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, Director, Employee or Consultant in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility to Participate

The individuals who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those Employees, Consultants and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement in form and substance approved by the Committee (an “Award Agreement”).

6.	Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)	Term and Exercise of Options

(1)          Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant); provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement

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evidencing such Option, subject to the express terms of any individual agreement between the Company and the Participant.

(2)          Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000 or such other amount as the Committee may determine from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3)          An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4)          Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options other than “incentive stock options” within the meaning of Section 422 of the Code to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Group and the Participant holding the Option.

(d)	Special Rules for Incentive Stock Options

(1)          The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary corporation” as such term is defined in Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options

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granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

(3) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option, or (ii) within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

7.	Other Stock-Based Awards

The Committee may grant equity-based or awards valued by reference to Common Stock not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance Based Compensation.

8.	Cash Incentive Awards

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards are awards settled in cash, and the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Cash Incentive Awards may be designed to qualify as Performance-Based Compensation. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for Target Awards based on allocation among Participants of an Incentive Pool.

9.	Performance Measures

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(a)	Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall be objective and relate to one or more of the following Performance Measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after taxes, interest, depreciation and/or amortization; (ix) gross or operating margins; (x) productivity ratios or improvement; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added; (xviii) inventory control; (xix) pay down of debt or net debt reduction; (xx) unit volume; (xxi) net sales or sales or product volume growth.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. While the outcome for any Performance Period is substantially uncertain and no more than (i) 90 days after the beginning of a Performance Period or, (ii) for any Performance Period that is longer than one year, the number of days after the beginning of the Performance Period which is equal to 25% of the relevant Performance Period, the Committee shall establish, in writing (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify in writing and ascertain the amount of the applicable award. No awards will be paid for such Performance Period until such certification is made by the Committee. The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above

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Performance Measures as compared to the performance of a group of peer companies, or a published or special index that the Committee, in its discretion, deems appropriate.

(c)	Discretionary Reduction

The Committee may, in its discretion, subject to any contractual obligation of the Company, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(d)	Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Adjustment Upon Changes in Common Stock
(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding or changes in capitalization by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, extraordinary cash dividend, reorganization or similar corporate change, (i) the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Stock Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Stock Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee, and (ii) the Committee shall make adjustments to Stock Incentive Awards outstanding on the date on which such change occurs, and to Award Agreements or any other agreements reflecting such Stock Incentive Awards, as to the number, price, exercise price, kind or class of shares subject to, or consideration payable in respect of, Stock Incentive Awards, and such other terms of such Incentive Awards as the Committee may consider appropriate, in each case, to reflect such change.

(b)	Certain Mergers

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Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Stock Incentive Award outstanding on the date of such merger or consolidation so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Stock Incentive Award would have received in such merger or consolidation.

(c)	Certain Other Transactions

Unless the Committee expressly agrees otherwise in any individual agreement with a Participant, in the event of (i) a dissolution or liquidation of the Group, (ii) a sale of all or substantially all of the Group’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its discretion, have the power to:

(1) cancel, effective immediately prior to the occurrence of such event, each Stock Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Stock Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Stock Incentive Award equal to the value, as determined by the Committee in its discretion, of such Stock Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Stock Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Stock Incentive Award was granted in partial consideration for the exchange of the Stock Incentive Award.

(d)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any

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dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Stock Incentive Award.

(e)	Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Stock Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Stock Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.	No Special Employment Rights; No Right to Incentive Award

(a)          Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)          No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a)          The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms

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hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)          The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Stock Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the shares are then listed for trading. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Stock Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes
(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of a Stock Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Stock Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)	Stock Remittance

Notwithstanding Section 14(a) hereof, unless the Committee provides otherwise, at the election of the Participant, when shares of Common Stock are to be issued upon the exercise, grant or vesting of any Stock Incentive Award, the Participant may tender to the Company a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

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Notwithstanding Section 14(a) hereof, unless the Committee provides otherwise, at the election of the Participant, when shares of Common Stock are to be issued upon the exercise, grant or vesting of any Stock Incentive Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of any Stock Incentive Award shall impose no obligation upon such Participant to exercise such Stock Incentive Award.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

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The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles that could cause the application of the laws of any jurisdiction other than the State of Delaware.

20.	Effective Date and Term of Plan

On January 17, 2007, the Board authorized the Company to establish the Plan, subject to the Company’s receipt of approval of the Plan by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February 12, 2007 (the “Effective Date”), as part of the Company’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, and is subject to either (a) approval of the Plan by the shareholders of the Company in accordance with applicable law, or (b) receipt by the Committee of advice of counsel that the method of adoption and approval of the Plan meets the shareholder approval requirements of Section 162(m) and Section 422 of the Code. The expiration date of the Plan shall be the tenth anniversary of the Effective Date, after which no grants of Incentive Awards may be made; provided, that administration of the Plan shall continue in effect until all matters relating to Incentive Awards previously granted have been settled. No Option shall be treated as an “incentive stock option” within the meaning of Section 422 of the Code unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an incentive stock option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a nonqualified stock option unless and until such approval is obtained.

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